Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327	Christine Mohrmann Financial Dynamics 212-850-5600

KVH Reports Third Quarter Results

•	Quarterly Revenue of $17.6 Million

•	Breakeven on an Earnings per Share Basis

MIDDLETOWN, RI – October 18, 2007 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the third quarter ended September 30, 2007. Revenue for the third quarter of 2007 was $17.6 million, down 9% from the third quarter ended September 30, 2006. On a per-diluted share basis, earnings were $0.00. During the same period last year the company reported net income of $0.6 million, or $0.04 on a per-diluted share basis.

For the nine months ended September 30, 2007, revenue was $61.2 million, compared to $61.5 million in the nine months ended September 30, 2006. KVH reported net income of $1.5 million or $0.10 on a per-diluted share basis for the 2007 period, versus net income of $3.6 million or $0.24 on a per-diluted share basis in the year-ago period.

“Overall, our net results exceeded our expectations for what we knew would be a challenging quarter. Despite the previously announced delays in defense-related orders, strong operational performance allowed us to beat our bottom line expectations despite lower revenue,” said Martin Kits van Heyningen, KVH’s chief executive officer.

In the third quarter of 2007, mobile communications revenue was $13.0 million, up 1% on a year-over-year basis. Defense-related sales, including those for KVH’s fiber optic gyro (FOG) solutions and TACNAV® military navigation systems, were approximately $4.5 million, down 29% on a year-over-year basis.

“Solid international business helped drive our marine sales up 5% over the same quarter last year,” Mr. Kits van Heyningen continued. “Within the land mobile market, quarterly revenue was down 6% with growth in the recreational vehicle (RV) market offset by a year-over-year decline in sales to the automotive market. We continue to see solid interest in our new HDTV-ready SlimLine family of TracVision® satellite TV systems, which are now being installed by leading RV manufacturers such as Monaco and Fleetwood on many of their 2008 model year vehicles.

“Within our mobile communications business, the initial reception to our TracPhone® V7 and mini-VSAT Broadband service in the marine industry has been very positive and we achieved our third quarter bookings goal. Production of the TracPhone V7 started in late September and initial shipments to customers began during the first week of October. As a result, we did not see any hardware or airtime service revenue from this product during the third quarter. Service is now live in the United States, Caribbean, and South America and our coverage of the North Atlantic and Europe is expected to come on line next. In addition, we are actively working on expanding future service coverage into the Pacific Ocean and Asian regions. I believe the TracPhone V7 is one of the most important products we’ve introduced in quite some time. It is a breakthrough high-speed Internet product for the leisure market that also enables us to enter the commercial shipping market for the first time.”

Turning to the defense business, Mr. Kits van Heyningen remarked, “As we indicated in our last quarterly guidance, overall revenue declined 29% for the quarter due in part to the rescheduling of some tactical navigation orders. Navigation sales were down 41% while fiber optic gyro sales were down 21% vs. the third quarter of 2006. Although we did not see any FOG revenue from stabilized remote weapon programs during the third quarter, the growing demand for these programs and expectations for several major new contract awards in the future lead us to believe that KVH will be participating to a meaningful degree. We anticipate that KVH’s fiber optic gyros will be in demand and emerge as a significant growth driver for the company because of their excellent performance, price, and reliability.”

Commenting on the company’s financial results for the third quarter, Patrick Spratt, KVH’s chief financial officer, said, “Despite lower-than-anticipated revenues, our bottom line was stronger than we initially expected thanks to improved operational execution with regard to our efficiency and cost improvement efforts. Gross margin was 40%, which was better than anticipated, and we kept operating expenses in check. While operating expenses were affected by the costs associated with the final resolution of the patent litigation, we are very pleased that this issue has now been resolved in our favor. Our total cash balance increased sequentially by roughly $2 million, driven by effective collections of accounts receivable.

“Looking forward to the fourth quarter, we expect a return to positive top line growth compared to the prior year, primarily driven by solid growth in mobile communications sales, especially in our maritime markets. The fourth quarter will also be our first quarter of TracPhone V7 shipments, although we may be somewhat volume constrained by our modem supplier as production ramps during the quarter. We do not anticipate any sales in the fourth quarter related to stabilized remote weapon programs. Given this visibility, we expect that the revenue for the fourth quarter to be approximately $19 million and earnings to be approximately $0.04 per share vs. $17.4 million and $0.01 per share in the fourth quarter of 2006.”

Recent Operational Highlights:

•	September 17, 2007 – Fleetwood Enterprises selected KVH’s new 12” high SlimLine series of TracVision satellite TV systems for many of its new 2008 model year motorcoaches.

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September 6, 2007 – Mackay Communications, the largest high-seas service company in the United States, agreed to offer KVH’s TracPhone V7 as its exclusive maritime VSAT broadband communications solution for the commercial marine market.

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August 10, 2007 – A jury for the U.S. District Court for the District of Minnesota returned a verdict in favor of KVH finding that KVH was not liable for infringing King Controls’ U.S. Patent 6,864,846. The jury specifically found that claim 5 of the patent, the only claim at issue, was invalid due to the existence of prior art as well as the obviousness of the technology.

•	July 30, 2007 – KVH’s Board of Directors authorized a share repurchase program of up to 1 million shares, or approximately 6.7% of the company’s outstanding common stock.

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July 24, 2007 – KVH reached definitive agreements to settle securities class action claims filed in federal court against the Company and certain of its officers in 2004 on behalf of a class of KVH shareholders, as well as two related derivative lawsuits filed by KVH shareholders against certain of KVH’s directors and officers.

KVH is webcasting its third quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries, Inc., is a leading manufacturer of systems to provide mobile access to satellite TV, communication, and high-speed Internet, as well as navigation, pointing, and guidance solutions for defense and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island. For more information, visit http://www.kvh.com.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for 2007 and 2008, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: competition presented by alternative maritime satellite communication products and services; seasonal declines in demand for our mobile communication and television products; the unpredictability of purchasing schedules and priorities of the relatively small number of customers for our defense products; the risk of order cancellations or unexercised options, particularly for longer-term defense orders; potential reductions in our overall gross margins in the event of a general shift in product mix toward our mobile communication products; potential continued softness in the U.S. market for marine products; the unpredictability of the emerging market, as well as consumer and automotive manufacturer demand, for mobile communication products in automobiles; the emergence of alternative technology that may compete with or displace wireless mobile Internet services with regard to range and cost; changes in customer response to new product introductions; the impact of increases in fuel prices on the sale and use of motor vehicles and marine vessels; our dependence on third-party satellite networks for programming and satellite services; delays in delivery arising from supplier production constraints; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; expenses associated with corporate governance requirements; and changes in our equity compensation practices, including the impact of fluctuations in our stock price. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2007. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc. has used, registered or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, mini-VSAT and the banded, dome-shaped housing of its satellite antennas.

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KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$17,566	$19,291	$61,211	$61,548
Cost of sales	10,579	11,717	36,765	36,559

Gross profit	6,987	7,574	24,446	24,989

Operating expenses:
Research and development	2,258	1,627	6,986	5,770
Sales, marketing and support	3,534	3,441	11,324	10,714
General and administrative	1,977	2,447	6,100	6,132

Income (loss) from operations	(782)	59	36	2,373
Other income, net	689	599	1,940	1,542
Income tax expense	73	(32)	(438)	(349)

Net income (loss)	$(20)	$626	$1,538	$3,566

Net income (loss) per common share
Basic and Diluted	$(0.00)	$0.04	$0.10	$0.24

Weighted average common shares outstanding
Basic	15,005	14,827	14,977	14,762

Diluted	15,005	14,965	15,001	14,894

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KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Cash, cash equivalents and marketable securities	$56,192	$54,739
Accounts receivable, net	10,135	10,556
Inventories	10,061	9,043
Other assets	979	1,028

Total current assets	77,367	75,366

Property and equipment, net	11,489	9,569
Deferred income taxes	3,334	3,334
Other non-current assets	52	155

Total assets	$92,242	$88,424

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$9,524	$8,248
Current portion of long-term debt	130	123

Total current liabilities	9,654	8,371

Deferred revenue	15	99
Long-term debt, excluding current portion	2,060	2,158
Stockholders’ equity	80,513	77,796

Total liabilities and stockholders’ equity	$92,242	$88,424

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